Exhibit 3.2

West Bay BDC LLC

Form of

Second Amended and Restated

Limited Liability Company Agreement

Dated as of [•], 2024

West Bay BDC LLC

TABLE OF CONTENTS

ARTICLE 1 — DEFINITIONS			1

1.1	Definitions		1

ARTICLE 2 — ORGANIZATION; POWERS			1

2.1	Formation of Limited Liability Company		1

	2.1.1	Formation	1
	2.1.2	Admission	1
	2.1.3	Name	1
	2.1.4	Address	1

2.2	Purpose; Powers		2

ARTICLE 3 — MEMBERS, VOTING, AND CONSENTS			2

3.1	Names, Addresses and Subscriptions		2

3.2	Status of Members		2

	3.2.1	Limited Liability	2
	3.2.2	Effect of Death, Dissolution or Bankruptcy	2
	3.2.3	No Control of Company	3

3.3	Initial Member		3

3.4	Admission of New Members; Commitments		3

	3.4.1	Closing Date	3
	3.4.2	Subsequent Closings	3
	3.4.3	Drawdowns	3
	3.4.4	Goldman Sachs Commitment	4

3.5	Management and Control of Company		4

	3.5.1	Board of Directors	4
	3.5.2	Committees of Board of Directors	7
	3.5.3	Management by the Board	8
	3.5.4	Powers of Board	9
	3.5.5	Related Party Transactions	9

3.6	Activities of Members		10

3.7	Meetings of Members		10

	3.7.1	Place of Meetings	10
	3.7.2	Meetings	10
	3.7.3	Business at Meetings	11
	3.7.4	Quorum; Adjournments	11

3.8	Waiver of Notice		11

3.9	Member Voting and Consents		11

ARTICLE 4 —INVESTMENTS AND ACTIVITIES			12

4.1	Investment Objectives		12

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4.2	Borrowing		12

	4.2.1	General	12
	4.2.2	Member Acknowledgements	13
	4.2.3	Beneficiary Rights	13

4.3	[Reserved]		13

4.4	Distributions; Recycling; Recall		14

	4.4.1	Distributions	14
	4.4.2	Recycling	14
	4.4.3	Recall	14

4.5	Investment Guidelines		15

	4.5.1	Investment Guidelines	15
	4.5.2	Compliance with Investment Guidelines	16

ARTICLE 5 — FEES AND EXPENSES; ADVISORY AGREEMENT			17

5.1	Company Expenses		17

5.2	Investment Advisory Agreement		18

ARTICLE 6 — CAPITAL OF THE COMPANY			18

6.1	Obligation to Contribute		18

	6.1.1	General	18
	6.1.2	Investment Period	18
	6.1.3	No Interest	19

6.2	Failure To Make Required Payment		19

	6.2.1	Default	19

ARTICLE 7 — DURATION OF THE COMPANY			19

7.1	Term and Dissolution of the Company		19

ARTICLE 8 — LIQUIDATION OF ASSETS ON DISSOLUTION			20

8.1	General		20

8.2	Liquidating Distributions; Priority		20

8.3	Duration of Liquidation		20

8.4	Liability for Returns		20

8.5	Post-Dissolution Investments and Drawdowns		20

ARTICLE 9 — LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS			21

9.1	Transfers of Units		21

	9.1.1	General	21
	9.1.2	Consent of Company	21
	9.1.3	Required Representations by Parties	21
	9.1.4	Other Prohibited Legal Consequences	21
	9.1.5	Required Transfers	21
	9.1.6	[Reserved]	22
	9.1.7	Reimbursement of Transfer Expenses	22

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9.2	Admission of Substituted Members		22

	9.2.1	General	22
	9.2.2	Effect of Admission	22
	9.2.3	Non-Compliant Transfer	23

ARTICLE 10 — LIMITATION OF LIABILITY AND INDEMNIFICATION			23

10.1	Limitation of Liability		23

10.2	Indemnification		23

	10.2.1	Indemnification of Indemnified Persons	23
	10.2.2	Indemnification of the Company	23

10.3	Right to Advancement of Expenses		24

10.4	[Reserved]		24

10.5	Indemnification Not Exclusive		24

10.6	[Reserved]		24

10.7	Nature of Rights		24

10.8	Insurance		25

10.9	Limitation by Law		25

ARTICLE 11 — AMENDMENTS			25

11.1	Amendments		25

	11.1.1	By Consent	25
	11.1.2	Without Consent	25
	11.1.3	Service Provider Agreements	26

ARTICLE 12 — ADMINISTRATIVE PROVISIONS			26

12.1	Keeping of Accounts and Records; Certificate of Formation; Administrator		26

	12.1.1	Accounts and Records	26
	12.1.2	Certificate of Formation	26
	12.1.3	Administrator	27

12.2	Inspection Rights		27

12.3	Valuation		27

12.4	Notices		27

12.5	Accounting Provisions		28

	12.5.1	Fiscal Year	28
	12.5.2	Independent Auditors	28

12.6	Tax Provisions		28

	12.6.1	Classification of the Company as Corporation for Tax Purposes	28
	12.6.2	RIC Requirements	28
	12.6.3	Tax Information	28

12.7	General Provisions		29

	12.7.1	Power of Attorney	29
	12.7.2	Binding on Successors	30

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	12.7.3	Governing Law	30
	12.7.4	Arbitration; Waiver of Jury Trial	30
	12.7.5	Waiver of Partition	31
	12.7.6	Securities Law Matters	31
	12.7.7	Confidentiality	31
	12.7.8	Compliance with Laws	32
	12.7.9	Fixing the Record Date	33
	12.7.10	Notices to Members	33
	12.7.11	Contract Construction; Headings; Counterparts	33
	12.7.12	Special Member Provisions	34

ARTICLE 13 — RESTRICTIONS ON CERTAIN INVESTORS			34

13.1	ERISA Members		34

Signature Pages of Members

Appendix I	Definitions

Appendix II	Member Acknowledgments

Appendix III	Special Member Provisions

Schedule A	Schedule of Directors

Schedule B	Schedule of Officers

Schedule C	GICS Classification

Exhibit I	Investment Management and Advisory Agreement

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West Bay BDC LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of West Bay BDC LLC (the “Company”), is entered into as of [•], 2024, by and among those Persons who have entered into Subscription Agreements with the Company for the purchase of units of limited liability company interests (collectively, the “Units”) in the Company. This Agreement amends and restates in its entirety the Amended and Restated Limited Liability Company Agreement of the Company, dated as of [•], 2024.

ARTICLE 1 — DEFINITIONS

1.1 DEFINITIONS.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto. Appendix I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2 — ORGANIZATION; POWERS

2.1 FORMATION OF LIMITED LIABILITY COMPANY.

2.1.1 Formation.

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on February 26, 2024 (as amended from time to time hereafter, the “Certificate”).

2.1.2 Admission.

Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Company’s acceptance of such document, and a counterpart signature page to this Agreement, which, except as provided in Section 3.4.2, shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission.

2.1.3 Name.

The name of the Company is “West Bay BDC LLC.”

2.1.4 Address.

The Company shall maintain a registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The principal place of business of the Company shall be 200 West Street, New York, New York 10282-2198, or such other place as the Company may determine from time to time upon written notice to the Members. The name and address of the Company’s registered agent is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

2.2 PURPOSE; POWERS.

Subject to the terms hereof, in furtherance of the investment objectives of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3 — MEMBERS, VOTING, AND CONSENTS

3.1 NAMES, ADDRESSES AND SUBSCRIPTIONS.

The name, address and e-mail address, the number and class of Units held and the Commitment and Undrawn Commitment of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement; (b) the resignation, or partial resignation, of any Member pursuant to the terms of this Agreement; (c) any change in the identity, address or e-mail address of a Member; or (d) any changes in the number of Units owned, the Member’s Commitment or Undrawn Commitment occurring pursuant to the terms of this Agreement.

3.2 STATUS OF MEMBERS.

3.2.1 Limited Liability.

No Member shall be liable for any of the debts, liabilities or obligations of the Company except to the extent otherwise required by law. Each Member shall be required to pay to the Company (a) any capital contributions that it has agreed to make to the Company pursuant to this Agreement and its Subscription Agreement; (b) the amount of any distribution that it is required to return to the Company pursuant to this Agreement or the Delaware Act; and (c) the unpaid balance of any other payments that it is expressly required to make to the Company pursuant to this Agreement or pursuant to its Subscription Agreement, as the case may be.

3.2.2 Effect of Death, Dissolution or Bankruptcy.

Upon the death, incompetence, bankruptcy, insolvency, dissolution, winding up or liquidation of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 9.2.2 unless and until such Person is admitted as a substituted Member pursuant to Section 9.2. Any Transfer of the Units so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 9.

3.2.3 No Control of Company.

Except as otherwise provided herein, no Member shall have the right or power to (a) withdraw its contribution to the capital of the Company or reduce its Commitment; (b) to the maximum extent permitted by law, cause the dissolution and winding up of the Company; or (c) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

3.3 INITIAL MEMBER.

On May 1, 2024, the Initial Member made an initial capital contribution to the Company in such amount as is set forth in the Company’s records (the date of such contribution, the “Initial Member Contribution Date”).

3.4 ADMISSION OF NEW MEMBERS; COMMITMENTS.

3.4.1 Closing Date.

Each Member acquiring Units will enter into a Subscription Agreement pursuant to which the Member will agree to purchase Units for an aggregate purchase price equal to the portion of its requested capital commitment to the Company that is accepted by the Company (its “Commitment”), subject to the terms of this Agreement. The Company may waive or release, in whole or in part, any Member’s Commitment with the written consent of such Member.

3.4.2 Subsequent Closings.

The Company may hold one or more closings subsequent to the Closing Date to accept new or increased Commitments from Members (each date on which a subsequent closing is held, a “Subsequent Closing Date”); provided that the acceptance of any new or increased Commitment from a Member (other than a Member whose Commitment was accepted on the Closing Date or an Expanded Affiliate thereof, but excluding Goldman Sachs unless such Commitment is being made pursuant to Section 3.4.4) at any Subsequent Closing Date shall require the consent of a majority-in-interest of the existing Members.

At each Drawdown Date on or following any Subsequent Closing Date, all Members, including Members who entered into Subscription Agreements on such Subsequent Closing Date, shall purchase Units in accordance with the standard provisions for Drawdown Dates as described in Section 3.4.3.

3.4.3 Drawdowns.

Members agree to purchase Units for an aggregate purchase price equal to their respective Undrawn Commitments, payable at such times and in such amounts as required by the Company following receipt of the required notice, as described below. Each Member will be required to make capital contributions (up to the amount of its Undrawn Commitment) to purchase Units each time the Company delivers a drawdown notice at any time during the life of the Company, subject to Section 6.1.2, which will be delivered in respect of such Commitment at least ten (10) Qatari Business Days prior to the required funding date (a “Drawdown Date”). Each Member and the Company agrees that on each Drawdown Date, such Member shall purchase from the Company, and the Company shall issue to such Member, a number of Units equal to the Drawdown Unit Amount at an aggregate price equal to the Drawdown Purchase Price; provided, however, that in no circumstance will a Member be required to purchase Units for an amount in excess of its Undrawn Commitment. Fractions of Units may be issued to one ten-thousandth of a Unit. Each drawdown notice will (a) describe the purpose for which capital is being called (e.g., making of Investment) and (b) be sent to each Member by email to the contacts provided in its Subscription Agreement or by an international courier service to the address set forth in its Subscription Agreement.

Each Member is and will remain absolutely, irrevocably and unconditionally obligated to fund Undrawn Commitments called in accordance with drawdown notices duly given under this Agreement and to perform its other obligations under this Agreement and its Subscription Agreement, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any Person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code).

“Drawdown Purchase Price” shall mean, for each Drawdown Date with respect to a Member, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Commitments being drawn down by the Company from all Members on that Drawdown Date by (ii) a fraction, the numerator of which is the Undrawn Commitment of such Member and the denominator of which is the aggregate Undrawn Commitments of all Members.

“Drawdown Unit Amount” shall mean, for each Drawdown Date with respect to a Member, a number of Units determined by dividing (i) the Drawdown Purchase Price for that Drawdown Date by (ii) the then-current NAV per Unit. The NAV per Unit as of the Initial Drawdown Date shall be deemed to be $20.

“Undrawn Commitment” shall mean, with respect to a Member, the amount of such Member’s Commitment as of any date reduced by the aggregate amount of contributions made by that Member at all previous Drawdown Dates.

For the avoidance of doubt, the “then-current NAV per Unit” as set forth in this Section 3.4 may be based on the NAV per Unit calculated at the end of the most recent calendar month prior to the date of the applicable drawdown notice or issuance date, subject to adjustments for material changes and to the limitations of the Investment Company Act (which generally prohibit the Company from issuing Units at a price below the then-current NAV of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions).

3.4.4 Goldman Sachs Commitment.

Goldman Sachs will make a Commitment to the Company in an amount equal to (and for the avoidance of doubt, not more than) the lesser of (a) 3% of the aggregate Commitments of the other Members (i.e., 3% of $900 million as of the date hereof) and (b) $100 million, which will be drawn down alongside the other Members on a pro rata and pari passu basis; provided that at no time shall Goldman Sachs (or the applicable Affiliate) be required to make capital contributions in excess of 3% of the aggregate capital contributions made by the other Members.

3.5 MANAGEMENT AND CONTROL OF COMPANY.

3.5.1 Board of Directors.

(a)

The Company’s board of directors (the “Board of Directors” or the “Board”) will be composed of four directors (each, a “Director”), unless increased or decreased by a majority of the Directors. Directors need not be Members. The Board shall elect a Chair of the Board (the “Chair of the Board”), who shall have the powers and perform such duties as provided in this Agreement and as the Board may from time to time prescribe. Without limiting any other fiduciary duties of the Directors pursuant to applicable law or regulation (including, without limitation, the Investment Company Act), the Directors shall have the same fiduciary duties to the Company pursuant to Delaware law and regulation as directors of a Delaware corporation would have to such corporation (including, without limitation, a duty of loyalty and a duty of care).

(b)

Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chair of the Board or the Chief Executive Officer(s) of the Company (the “Chief Executive Officer(s)”), and shall be called by the Chief Executive Officer(s) or a Secretary of the Company (a “Secretary”) if directed by a majority of the Directors then in office, and shall be at such places and times as such Person(s) calling such meeting shall fix. Notice need not be given of regular meetings of the Board. At least twenty-four (24) hours, or three (3) days if notice is mailed, before each special meeting of the Board, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each Director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(c)

A majority of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act requires that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(d)

Unless otherwise restricted by this Agreement or applicable law, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(e)

Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board; provided, however, that this shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act.

(f)	As of the date of this Agreement, the names of Directors are set forth on Schedule A. Each Director will hold office until his or her death, resignation, retirement, disqualification or removal.

(g)	A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).

(h)

A Director may resign from the Board at any time upon notice given in writing or by electronic transmission to the Board, the Chair of the Board, the Chief Executive Officer(s) or a Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Any or all of the Directors may be removed at any time for Cause by the affirmative vote of a majority-in-interest of the Members.

(i)

Within thirty (30) days following the termination of the Investment Advisory Agreement by the affirmative vote of a majority-in-interest of the Members, a majority-in-interest of the Members can require that a special meeting of the Members be called at which meeting any or all of the Directors may be removed by the affirmative vote of a majority-in-interest of the Members, subject to the meeting requirements set forth in Section 3.7.

(j)

A majority-in-interest of the Members can require that a special meeting of the Members be called, no more than once every six months, at which meeting any or all of the Directors may be removed and/or replaced in the Members’ discretion by the affirmative vote of a majority-in-interest of the Members, subject to the meeting requirements set forth in Section 3.7. Prior to holding such vote, the Governance and Nominating Committee (as defined below) shall present recommendations of one or more potential replacements; provided that for the avoidance of doubt, the Members shall not be required to appoint a replacement Director recommended by the Governance and Nominating Committee (and may appoint their own candidate). In the event that a new Director is appointed pursuant to this provision against the recommendation of the Governance and Nominating Committee, then within thirteen (13) months following such appointment, the Investment Adviser may terminate the Investment Period or may, with the consent of the Board, dissolve the Company, provided that, in each case, prior to any such termination or dissolution, the Investment Adviser shall provide the Members and the Board with sixty (60) days’ advance written notice.

(k)

Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Director or other cause, shall be filled exclusively by the affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director; provided that with respect to any vacancy occurring in the Board resulting from a removal of a Director (i) for Cause pursuant to Section 3.5.1(h) or (ii) pursuant to Section 3.5.1(i) or Section 3.5.1(j), any nomination and election of a replacement Director to fill such vacancy shall instead require the consent of a majority-in-interest of the Members. Any Director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

(l)

Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected and monitored with reasonable care by the Company or the Investment Adviser.

3.5.2 Committees of Board of Directors.

(a)

The Board may designate one or more committees, including but not limited to an Audit Committee (the “Audit Committee”), a Governance and Nominating Committee (the “Governance and Nominating Committee”), a Compliance Committee (the “Compliance Committee”) and a Contract Review Committee (the “Contract Review Committee”), each such committee to consist of one or more of the Directors of the Company.

(b)

The Audit Committee will be responsible for overseeing matters relating to the appointment and activities of the Company’s auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by the Company’s independent public accountants. A member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall be an Independent Director.

(c)

The Governance and Nominating Committee will be responsible for identifying, researching and nominating Independent Directors for selection by the Board, when necessary, selecting nominees to fill vacancies on the Board of Directors or any committee thereof, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the Board of Directors and the Company’s management. Each member of the Governance and Nominating Committee shall be an Independent Director.

(d)

The Compliance Committee will be responsible for overseeing the Company’s compliance processes, and insofar as they relate to services provided to the Company, the compliance processes of the Investment Adviser, the Placement Agent, the Administrator and the transfer agent, except to the extent compliance processes relate to accounting and financial reporting processes and certain related matters and are overseen by the Audit Committee. The Compliance Committee will also provide assistance to the Board of Directors with respect to compliance matters. Each member of the Compliance Committee shall be an Independent Director.

(e)

The Contract Review Committee will be responsible for overseeing the processes of the Board of Directors, for reviewing and monitoring performance under the Investment Advisory Agreement and the Company’s placement agency, transfer agency and certain other agreements with the Investment Adviser and its Affiliates. The Contract Review Committee shall also provide appropriate assistance to the Board of Directors in connection with the Board of Director’s approval, oversight and review of the Company’s other service providers, including its custodian/accounting agent, sub-transfer agents, professional (legal and accounting) firms and printing firms. Each member of the Contract Review Committee shall be an Independent Director.

(f)

Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

3.5.3 Management by the Board.

(a)

The management, policies and affairs of the Company shall be managed by or under the direction of the Board; provided, however, that subject to the Investment Company Act and applicable law, the Board may delegate its rights and powers to third parties, including the Investment Adviser, as it may determine; provided that the Board shall remain responsible for its duties and obligations hereunder and under applicable law and regulation notwithstanding any such delegation; provided further that any delegation by the Board of its rights and powers beyond the ordinary course of matters generally delegated by the boards of directors of other BDCs managed or advised by the Investment Adviser or any of its Affiliates shall require the consent of a majority-in-interest of the Members. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board. Each member of the Board shall, in the performance of such member’s duties, be fully protected in relying in good faith upon such information, opinions, reports or statements presented to the Company by any party to whom the Board has delegated its rights and powers, including the Investment Adviser, as to those matters the member reasonably believes are within such person’s professional or expert competence and who has been selected and monitored with reasonable care by the Company or the Investment Adviser.

(b)

The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, Chief Executive Officers, Presidents, Vice Presidents (including Executive Vice Presidents), Treasurers, Chief Financial Officers, Secretaries, Chief Compliance Officers, Chief Operating Officers and any other officers of the Company the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on Schedule B. No compensation shall be payable by the Company to any Officer that is an Affiliate or employee of the Investment Adviser.

(c)

The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board. For the avoidance of doubt, where there is more than one Chief Executive Officer, President, Vice President (including Executive Vice President), Treasurer, Chief Financial Officer, Secretary, Chief Compliance Officer or Chief Operating Officer, any person holding such office may, acting alone, take any action that such officer is permitted to take pursuant to this Agreement, in each case unless the Board determines otherwise.

(d)

Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 3.5.3 is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.5.3. Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.5.3 may be revoked at any time by the Board.

(e)	The Board may authorize any Person, including any Officer, to sign on behalf of the Company.

3.5.4 Powers of Board.

Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) satisfy any Company obligations (such as payment of the Management Fee and Company Expenses), or (d) make any disposition of Company assets, in each case in accordance with the terms hereof. Notwithstanding any other provision of this Agreement, without the consent of any Member, Officer or other Person being required, subject to the Investment Company Act and applicable law, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (w) the Other Agreements with each Member, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement and has been disclosed to the Members). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

3.5.5 Related Party Transactions.

The Audit Committee will conduct quarterly reviews of potential related party transactions brought to its attention and, during such reviews, will consider any conflicts of interest brought to its attention pursuant to the Company’s Code of Business Conduct and Ethics or Code of Ethics.

Each Director and Officer of the Company shall be required to complete an annual questionnaire which shall be designed to elicit information concerning potential related party transactions.

As provided in Section 5.2, the Company has been authorized to enter into the Investment Advisory Agreement with the Investment Adviser and the placement agent agreement with the Investment Adviser and Goldman Sachs. Otherwise, the Investment Adviser and its Affiliates will not provide any services to the Company or any of its subsidiaries (excluding Portfolio Companies) in exchange for compensation from the Company or such subsidiaries, except as otherwise provided in the Investment Advisory Agreement or this Agreement. Any other transaction between the Company, on the one hand, and any Affiliated Person of the Investment Adviser or the Company, on the other hand, that is not contemplated under this Agreement or the Investment Advisory Agreement shall require the written approval of a majority-in-interest of the Members.

3.6 ACTIVITIES OF MEMBERS.

To the fullest extent permitted by law and notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.6 or to any fees, income, profits or goodwill derived from such activities.

3.7 MEETINGS OF MEMBERS.

3.7.1 Place of Meetings.

All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

3.7.2 Meetings.

Meetings of Members may be called by the Board, the Chair of the Board or the Chief Executive Officer(s). In addition, the secretary of the Company shall call a special meeting of Members with respect to any matter that is or would be the subject of a Member vote upon receipt of a written request for such a meeting submitted on behalf of owners of at least 25% of the Units. The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board or the Chief Executive Officer(s).

3.7.3 Business at Meetings.

For each meeting, only business specified in the Company’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

3.7.4 Quorum; Adjournments.

Unless otherwise required by law, Members holding a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings. Abstentions will be treated as Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the Chair or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

3.8 WAIVER OF NOTICE.

A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

3.9 MEMBER VOTING AND CONSENTS.

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.

Any Units held by a Member that is a “feeder fund” subject to Section 12(d)(1)(E) of the Investment Company Act will be voted either (i) in proportion to the voting instructions received from the security holders of such Member (i.e., on a “pass-through basis”) or (ii) in the same proportion as the votes or consents of all other Members that voted on such matters (i.e., “mirror voting”), in each case in accordance with the requirements of Section 12(d)(1)(E) of the Investment Company Act. Each Member that is a “feeder fund” will be required to agree to the foregoing in its Subscription Agreement.

ARTICLE 4 — INVESTMENTS AND ACTIVITIES

4.1 INVESTMENT OBJECTIVES.

The investment objective of the Company is to generate current income and, to a lesser extent, long-term capital appreciation. The Company intends to achieve its objective primarily through holding directly originated, first lien senior secured, floating rate debt of companies located in the United States. The Company may also invest, to a lesser extent, in second lien, unsecured or subordinated loans, payment-in-kind (PIK) debt and equity and equity-like instruments. In very limited circumstances, the Company may hold loans or other investments of issuers that are not located in the United States in connection with certain post-closing modifications of existing Investments, as further provided in Section 4.5.1.

The Company’s unemployed funds shall be held or invested in Short-Term Investments; provided that the Company will not invest unemployed funds in any Short-Term Investments managed by the Investment Adviser or any of its Affiliates which directly or indirectly charge a management fee or performance fee (or similar fee) to the Company; provided, further, that subject to the terms of the Investment Advisory Agreement, the Company may invest unemployed funds in Short-Term Investments (including investments managed by Goldman Sachs, e.g., Goldman Sachs-managed money market funds) which charge customary fees (including a reasonable interest spread) or other reasonable expenses.

Each investment held by the Company is referred to herein as an “Investment” and collectively, the “Investments.”

4.2 BORROWING.

4.2.1 General.

The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness) (“Financings”), to incur and maintain obligations in connection with derivative financial instruments, to arrange and make guarantees to support any such Financings, to pledge or assign or otherwise make available credit support for any such Financings and to enter into agreements, instruments and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings or such guarantees. Without limiting the generality of the foregoing, the Company is authorized, at its option, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender (a) any or all assets of the Company, including Investments and deposit or other accounts into which capital contributions, distributions or proceeds are credited or deposited (the assets described in this clause (a) referred to herein as “Assets”) and/or (b) some or all of the Undrawn Commitment of some or all of the Members, including the Company’s right to issue drawdown notices or otherwise call for and/or receive contributions of Undrawn Commitment and all rights and remedies related thereto and the obligations of some or all of the Members under their respective Subscription Agreements and this Agreement (the rights described in this clause (b) referred to herein as “Assigned Rights,” and together with Assets, referred to herein as “Credit Support”); provided that the Company and its subsidiaries shall not enter into any asset-based facility without the written consent of a majority-in-interest of the Members; provided, further, that for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to this Agreement.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the total amount of indebtedness outstanding at any time shall not cause the Company to violate leverage requirements applicable to a BDC, including but not limited to Sections 18 and 61 of the Investment Company Act; provided that the Company will target a total amount of indebtedness between 100% and 125% of the Company’s net asset value.

Notwithstanding anything to the contrary in this Agreement, the Company (including through its subsidiaries) will not (i) borrow from Goldman Sachs or (ii) enter into or issue any guarantees, in each case, without the written consent of a majority-in-interest of the Members.

In the event the Company incurs, assumes, guarantees or collateralizes any Financing on a joint and several basis with other Persons, and in connection therewith the Company pays (or collateral pledged by the Company is realized upon to pay) more than the Company’s pro rata share of such Financing (an “Overfunding”), the Company shall have a right (which may be subordinated to such Financing) to be reimbursed by the Persons benefitting from such Overfunding.

The Company shall not use the proceeds of any Financing secured by Undrawn Commitments for any purpose for which, in the sole good faith judgment of the Investment Adviser (which judgment shall be binding for purposes of enabling any Lender to rely thereon), the Company could not require the Members to contribute capital pursuant to Section 3.4.3. Notwithstanding the preceding sentence, the proceeds of any Financing may be used to fund distributions to the Members in accordance with this Agreement; provided that the total amount of indebtedness incurred by the Company for the sole purpose of funding distributions shall not exceed 5% of the net asset value of the Company (calculated at the time of each borrowing).

4.2.2 Member Acknowledgements.

To facilitate the Company’s ability to incur and maintain Financings and to otherwise make available Credit Support for Financings, each Member hereby agrees to and acknowledges the acknowledgements, agreements and representations set forth in Appendix II.

4.2.3 Beneficiary Rights.

Notwithstanding anything herein to the contrary, solely in respect of any subscription line facility of the Company, any Lender granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be an intended third-party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.2 and Appendix II.

4.3 [RESERVED].

4.4 DISTRIBUTIONS; RECYCLING; RECALL.

4.4.1 Distributions.

Subject to the requirements of Section 852(a) of Subchapter M of the Code, Section 18-607 of the Delaware Act and the terms of any Financings, the Company will use commercially reasonable efforts to (i) distribute quarterly investment income (i.e., proceeds received in respect of interest payments, dividends or fees as opposed to proceeds received in connection with the disposition or repayment of an Investment), net of any payments of or reserves for actual or anticipated Company Expenses or other legally binding obligations with respect to Portfolio Companies and (ii) distribute substantially all of its investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC, for any such taxable year, in each case in the form of cash distributions; provided that, depending on the level of taxable income and net capital gain earned in a year, but subject to Section 4.4.2, the Company may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

Except as provided herein, distributions may be made at such times and in such amounts as determined by the Company. All distributions on the Units shall be distributed among Members equally on a per Unit basis (subject to adjustments for withholding tax).

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

Upon the dissolution and winding up of the Company pursuant to Article 8, after payment or provision for payment of the Company’s debts and other liabilities in accordance with the Delaware Act, the Company’s remaining net assets will be distributed among Members equally on a per Unit basis (subject to the payment of Company expenses).

All distributions to the Members will be made in cash in U.S. dollars.

4.4.2 Recycling.

Subject to the requirements of Section 852(a) of Subchapter M of the Code, the terms of any Financings and Section 6.1.2, proceeds realized by the Company from the sale or repayment of any Investment (as opposed to investment income) (but not in excess of the cost of such Investment) may be retained and reinvested by the Company at any time during the life of the Company; provided that upon no less than sixty (60) days’ written notice from a majority-in-interest of the Members indicating their desire to elect to cause the Company to suspend such reinvestment of proceeds in new Investments (other than Additional Investments), the Company shall suspend such reinvestment of proceeds until such date (if any) as a majority-in-interest of the Members provide written notice electing to begin reinvesting again. Any amounts so reinvested will not reduce a Member’s Undrawn Commitment. Proceeds realized by the Company from the sale or repayment of any Investment (x) in excess of the cost of such Investment or (y) during any period in which reinvestment has been suspended shall be distributed to the Members as soon as practicable upon receipt by the Company, net of any payments of or reserves for actual or anticipated Company Expenses or other legally binding obligations with respect to Portfolio Companies.

4.4.3 Recall.

Except as otherwise required pursuant to applicable law or regulation, distributions made to Members pursuant to this Agreement are not subject to recall by the Company.

4.5 INVESTMENT GUIDELINES.

4.5.1 Investment Guidelines.

The Company will not:

(a)

invest in loans to borrowers or equity of issuers who are not organized under the laws of, and do not have their principal place of business in, the United States unless such investment is being made in connection with a post-closing modification of an existing Investment; provided that any such investments shall not exceed in the aggregate 1% of the Company Value;

(b)	invest more than 5% of the Company Value in second lien, unsecured, and subordinated loans;

(c)	invest more than 5% of the Company Value in PIK Loans;

(d)	invest more than 5% of the Company Value in any single Portfolio Group;

(e)

invest more than 20% of the Company Value in loans to borrowers that belong to the same GICS Industry Classification or GICS Sector Classification; provided that the Company may select any one (1) GICS Industry Classification or GICS Sector Classification which may exceed 20% of the Company Value, but which shall not exceed 25% of the Company Value;

(f)

engage in any hedging activities or invest in any derivatives; provided that the Company may invest up to 2.5% of the Company Value in interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other similar risks (and not for speculative purposes); provided, further, that the Company will not invest in any naked options or similar instruments;

(g)	invest more than 5% of the Company Value in equity and equity-like instruments;

(h)

invest in any blind pool or other investment vehicles (i) subject to the second paragraph of Section 4.1, managed or advised by the Investment Adviser or any of its Affiliates that directly or indirectly charge a management fee or performance fee (or similar fee) to the Company or (ii) managed or advised by a third-party investment manager;

(i)

invest more than 20% of the Company Value in Portfolio Companies in which any GS Direct Lending Fund has a pre-existing investment (excluding any pre-existing co-investments made by the Company and other Co-Investing GS Direct Lending Funds);

(j)

invest in any Portfolio Company in which any GS Direct Lending Fund and/or Goldman Sachs (on its balance sheet) holds more than 15% of the equity securities (excluding any pre-existing co-investments made by the Company and other Co-Investing GS Direct Lending Funds);

(k)

make any investment unless the Company’s allocable portion of such investment is 49% or less than the total amount being invested (measured by beneficial ownership) by Co-Investing GS Direct Lending Funds and the Company; or

(l)

make any investment where the Investment Adviser knows or reasonably should know, based solely on its ordinary course due diligence, that a Member or an Expanded Affiliate thereof (other than Goldman Sachs) will be required to make a regulatory filing arising under the applicable laws or regulations of the country in which the investment is made, or the country (or countries) in which any entity (or entities) used by the Company to make the investment is domiciled, solely as a direct result of such investment by the Company.

For purposes of the foregoing, “Company Value” shall mean (i) at any time during the Investment Ramp-Up Period, the sum of the Total Commitments and the Company’s targeted debt financing and (ii) at any time following the Investment Ramp-Up Period, the net asset value of the Company (calculated as of the most recent calendar quarter-end prior to the date of investment), except that, with respect to clause (e) above, at any time following the Investment Ramp-Up Period, Company Value shall mean the gross assets of the Company. The “Total Commitments” shall mean, at any time, the sum of the aggregate Commitments of Members.

Any guarantee issued by the Company in relation to any Portfolio Company shall, to the extent such guarantee has been funded by the Company, be treated as an investment by the Company in the securities of such Portfolio Company for purposes of determining compliance with the investment restrictions set out in this Agreement (including this Section 4.5.1).

4.5.2 Compliance with Investment Guidelines.

Each of the investment guidelines set forth in Section 4.5.1 will be calculated solely at the time of investment by the Company in the applicable Investment and at the prevailing currency exchange rate and based on the industry/sector or country of origin at the time the investment is made; provided that the investment guideline set forth in Section 4.5.1(a) will be calculated at the time of the post-closing modification. In addition, in calculating the investment limit in Section 4.5.1(g), equity or equity-like instruments received by the Company pursuant to an exercise of remedies with respect to an Investment or any workout or restructuring of an Investment shall not be included in any calculation of such cap. No violation of any of the foregoing guidelines shall be deemed to have occurred as a result of any changes subsequent to the time an initial investment (or, with respect to Section 4.5.1(a), a post-closing modification) is made, including, without limitation, the performance of such investment, a reclassification of the industry or sector or any changes in its value subsequent to the date of initial investment.

The Investment Adviser’s determinations with respect to the matters set forth in Section 4.5 are based on valuations in possession of the Investment Adviser at the time of investment by the Company in the applicable Investment (which may be based on estimates) and will be made reasonably and in good faith, and such determinations shall be conclusive and binding upon the Members. Any or all of the above guidelines and targets may be amended or waived in writing by a majority-in-interest of the Members.

The Investment Adviser gives no warranty as to the performance or profitability of the Company or any Investment, and no guarantee that any investment objectives, expectations or targets with respect to the Company or prospective or actual Investments will be achieved.

ARTICLE 5 — FEES AND EXPENSES; ADVISORY AGREEMENT

5.1 COMPANY EXPENSES.

The Company shall bear and be responsible for all of its costs and expenses (“Company Expenses”). The Company’s primary operating expenses will include the payment of the Management Fee to the Investment Adviser, legal and professional fees, interest and other expenses of Financings and other operating expenses. The other Company Expenses will include those relating to: (i) the Company’s operational, offering and organizational expenses, including the preparation of the Company’s governing documents, the Subscription Agreement, the Form 10 and any key information document or similar document required by law or regulation; (ii) the Company’s fees and expenses, including travel expenses, reasonably incurred by the Investment Adviser or payable to third parties related to the Company’s Investments, including, among others, professional fees (including the fees and expenses of consultants and experts) and fees and expenses relating to evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments; (iii) interest, fees and other expenses payable on Financings, if any, incurred by the Company; (iv) fees and expenses incurred by the Company in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating the Company’s NAV (including the costs and expenses of any independent valuation firm); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the Company’s administrator, transfer agent and/or sub-transfer agent; (x) the cost of preparing unit certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of the Units; (xi) the expenses of, and fees for, registering or qualifying Units for sale and maintaining the Company’s registration; (xii) the fees and expenses of the Independent Directors; (xiii) the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by this Agreement or other organizational documents of the Company insofar as they govern agreements with any such custodian; (xiv) the cost of preparing and distributing reports, proxy statements and notices to holders of equity interests in the Company, the SEC and other regulatory authorities; (xv) insurance premiums; (xvi) costs of holding meetings of Members; and (xvii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the Company’s business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business. To the extent that expenses incurred by the Company are related to the Company and to one or more Co-Investing GS Direct Lending Funds, expenses will be allocated among the Company and such Co-Investing GS Direct Lending Funds in accordance with the Investment Adviser’s policies and procedures, which requires that expenses be allocated in a manner that the Investment Adviser reasonably determines is fair and equitable. The Investment Adviser and its Affiliates (and not the Company) will bear their own overhead expenses (including salaries and benefits, rent, utilities, office furniture, fixtures and computer equipment). Any travel and entertainment expenses that are treated as Company Expenses shall be reasonable and otherwise in compliance with Goldman Sachs’ Travel & Entertainment Policies and Procedures (as implemented and applied on a regional basis).

The Company’s initial offering costs and Organizational Expenses borne by the Company will not exceed $2.25 million. The Company’s initial offering costs (other than the Organizational Expenses) shall be amortized to expense over a twelve (12)-month period on a straight-line basis, beginning on the Initial Member Contribution Date.

Ordinary Operating Expenses ultimately borne by the Company will not exceed (a) $2 million for the twelve-month period beginning on the Initial Drawdown Date and ending on the day before the one-year anniversary thereof (or if such day does not occur on a calendar quarter-end, the following calendar quarter-end), (b) $3.25 million for the twelve-month period immediately following the period set forth in clause (a), (c) $3.25 million for the twelve-month period immediately following the period set forth in clause (b)

and (d) $5 million for each twelve-month period thereafter; provided that in the event the Company holds a subsequent closing on a Subsequent Closing Date whereby new or increased Commitments are accepted from Members other than Affiliates of the Investment Adviser, the Members and the Company agree to renegotiate in good faith the foregoing Ordinary Operating Expense caps in order to accommodate the increase in the aggregate Commitments to the Company.

On the Initial Drawdown Date, Company Expenses incurred prior to the Initial Drawdown Date (i) will be borne by the Members in proportion to the relative number of Units they hold on the Initial Drawdown Date (after taking into account the issuance of Units on the Initial Drawdown Date) and (ii) to the extent they constitute Ordinary Operating Expenses will be taken into account in calculating the cap under clause (a) of the preceding paragraph.

5.2 INVESTMENT ADVISORY AGREEMENT.

The Company shall enter into an investment management and advisory agreement (the “Investment Advisory Agreement”) with the Investment Adviser for assistance in providing management services to the Company, in the form attached hereto as Exhibit I.

ARTICLE 6 — CAPITAL OF THE COMPANY

6.1 OBLIGATION TO CONTRIBUTE.

6.1.1 General.

The Company will issue Units to Members from time to time at the NAV per Unit. Such Units will be issued through drawdowns on specific Drawdown Dates, with Members required to contribute all or a portion of their Undrawn Commitments in exchange for Units as set forth in this Agreement.

6.1.2 Investment Period.

The investment period of the Company (the “Investment Period”) shall begin upon the commencement of the operations of the Company and continue until the earliest of the following: (i) the dissolution of the Company pursuant to Section 7.1, (ii) the termination of the Investment Period by a majority-in-interest of the Members, upon no less than sixty (60) days’ advance written notice to the Board and the Investment Adviser, (iii) the termination of the Investment Period by the Board, upon no less than sixty (60) days’ advance written notice to the Members (or such shorter notice as may be and only to the extent required or advisable to comply with applicable law and regulation), following a recommendation of the Investment Adviser that such termination is required or advisable to comply with applicable law or regulation, and (iv) the termination of the Investment Period by the Investment Adviser in accordance with Section 3.5.1(j). Following the termination of the Investment Period, the Company will have the right to issue drawdowns with respect to any Commitment only:

(a)	to pay, and/or establish reserves for, actual or anticipated Company Expenses, whether incurred before or after the end of the Investment Period;

(b)	to fulfill legally binding investment commitments made in writing by the Private Credit Investment Committee prior to the termination of the Investment Period;

(c)	to make investments deemed necessary for or advantageous to complying with RIC qualification requirements and the Investment Company Act;

(d)	subject to Section 4.5.1, to engage in currency hedging transactions with respect to any loans in currencies other than U.S. dollars; or

(e)

to make additional investments in or relating to existing Portfolio Companies for purposes of preserving or protecting such Portfolio Companies or the investment therein (“Follow-on Investments”); provided that the Company will not, without the consent of a majority-in-interest of the Members, invest more than 20% of the Company Value in Follow-on Investments following the termination of the Investment Period (excluding any Follow-on Investments made pursuant to Section 8.5), measured at the time the relevant Follow-on Investment is made (each of (b)-(e), an “Additional Investment”).

In addition, following the termination of the Investment Period, the Company will not make any new Investments (other than Short-Term Investments) other than Additional Investments. Upon the termination of the Investment Period, the Company will provide the Members with a list of any Additional Investments described in clause (b) of this Section 6.1.2.

6.1.3 No Interest.

No interest shall accrue on any Member’s contribution.

6.2 FAILURE TO MAKE REQUIRED PAYMENT.

6.2.1 Default.

Except as otherwise provided in this Agreement, if a Member fails to make a required capital contribution or other required payment to the Company, in part or in full, and such default is not cured within ten (10) Business Days following the Company providing notice of such default to such Member (any such Member, a “Defaulting Member”), the Defaulting Member shall be required to reimburse the Company for all fees, expenses and damages borne by, or paid on behalf of, the Company arising from such default, including, without limitation, attorneys’ fees and costs associated with defaulting on a credit or loan agreement, subline payment or other debt obligation of the Company.

ARTICLE 7 — DURATION OF THE COMPANY

7.1 TERM AND DISSOLUTION OF THE COMPANY.

The Company shall continue in existence until dissolved (i) upon no less than sixty (60) days’ advance written notice by a majority-in-interest of the Members to the Board and the Investment Adviser that they have elected to dissolve the Company, (ii) by the Board, upon no less than sixty (60) days’ advance written notice to the Members (or such shorter notice as may be and only to the extent required or advisable to comply with applicable law and regulation), following a recommendation of the Investment Adviser that such dissolution is required or advisable to comply with applicable law or regulation, (iii) by the Board following a recommendation by the Investment Adviser in accordance with Section 3.5.1(j), (iv) if there are no Members, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act, or (v) upon the entry of a decree of judicial dissolution of the Company under the Delaware Act.

ARTICLE 8 — LIQUIDATION OF ASSETS ON DISSOLUTION

8.1 GENERAL.

Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement; provided that a majority-in-interest of the Members may appoint a liquidator other than the Board in the event the investment adviser to the Company is no longer an Affiliate of Goldman Sachs. The liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the liquidator shall determine to be in the best interest of the Members.

8.2 LIQUIDATING DISTRIBUTIONS; PRIORITY.

Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(a)

First, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), and to pay the costs and expenses of dissolution and winding up; and to establish any reserves which the liquidator may deem necessary or advisable for the payment of the Management Fee; and

(b)	Thereafter, among the Members equally on a per Unit basis.

8.3 DURATION OF LIQUIDATION.

A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

8.4 LIABILITY FOR RETURNS.

Subject to the terms of this Agreement, the Investment Advisory Agreement and applicable law and regulation, none of the liquidator, the Directors, the Officers, the Investment Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

8.5 POST-DISSOLUTION INVESTMENTS AND DRAWDOWNS.

Notwithstanding anything to the contrary set forth in this Article 8, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make Additional Investments pursuant to Section 6.1.2 in any existing Portfolio Company (provided that a Follow-on Investment under this Section 8.5 may be made in an affiliate or successor-in-interest thereto or a similar entity, in each case in connection with a workout or restructuring) if the liquidator believes that such Additional Investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 9 — LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS

9.1 TRANSFERS OF UNITS.

9.1.1 General.

No assignment, pledge, mortgage, hypothecate, gift, sale or other disposition or encumbrance (collectively, “Transfer”) of a Member’s Units, including a Transfer of solely an economic interest or such Member’s Commitment, in whole or in part, shall be made other than pursuant to this Section 9.1. Any attempted Transfer of all or any part of a Member’s Units in violation of this Agreement will be cancelled to the maximum extent permitted by law, and any intended recipient of the Units will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company.

No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

9.1.2 Consent of Company.

The prior written consent of the Company shall be required for any Transfer of all or part of any Member’s Units, including a Transfer of solely an economic interest in the Company.

9.1.3 Required Representations by Parties.

The transferor and transferee(s) shall provide such additional written representations as the Company reasonably may request.

9.1.4 Other Prohibited Legal Consequences.

No Transfer of Units shall be permitted, and the Company shall withhold its consent with respect thereto, subject to the discretion of the Board, if such Transfer or the admission of the transferee to the Company as a substituted Member, would:

(a)	Result in all or any portion of the Company’s assets becoming “plan assets” of any ERISA Member within the meaning of the Plan Assets Regulation;

(b)	Result in the violation of applicable securities law;

(c)	Result in the Company being subject to additional, materially adverse regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act; or

(d)	Result in the Company no longer being eligible to be treated as a RIC.

9.1.5 Required Transfers.

In the event any Person is or becomes the owner of Units and such ownership of Units would result in a violation of any of the provisions of Section 9.1.4, the Company may cause the Company to repurchase the Units of such Person, or require such Person to Transfer their Units to another Person, and each Member consents to such forced repurchase or Transfer of Units as set forth in this Section 9.1.5; provided that, prior to any such forced repurchase or Transfer, the Company shall (a) consult with such Person and (b) where the circumstance giving rise to such forced repurchase or Transfer is curable, use reasonable efforts to provide such Person with a reasonable period of time to cure such circumstance.

9.1.6 [Reserved].

9.1.7 Reimbursement of Transfer Expenses.

Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Units hereby agrees to reimburse the Company, at its request, for any expenses reasonably incurred by the Company in connection with such Transfer, including any legal, tax, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such Transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Company for any Transfer Expenses incurred by the Company in preparing for or consummating a proposed or completed Transfer within thirty (30) days after the Company has delivered to such Member written demand for payment, the Company may seek reimbursement from the transferee of such interest (or portion thereof). If the transferee does not reimburse the Company for such Transfer Expenses within a reasonable time (or, in the case of a Transfer not consummated, the prospective transferor does not reimburse the Company within a reasonable time), the Company may withhold such amount from distributions that would otherwise be made with respect to such interest (with such withheld amount treated as having been distributed to the holder of such interest for all other purposes of this Agreement).

9.2 ADMISSION OF SUBSTITUTED MEMBERS.

9.2.1 General.

Any transferee of a Member’s Units transferred in accordance with the provisions of this Article 9 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement and upon obtaining the Company’s prior written consent. Any transfer of Units in violation of the foregoing will be cancelled, and any intended transferee will acquire no rights in such Units and will not be treated as a Member for any purpose.

9.2.2 Effect of Admission.

The transferee of Units transferred pursuant to this Article 9 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Commitment and Undrawn Commitment of the transferor with respect to the applicable class of Unit being transferred shall become the applicable Commitment and Undrawn Commitment, respectively, of the transferee, to the extent of the Unit transferred. If a transferee is not admitted to the Company as a substituted Member, (a) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (b) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

9.2.3 Non-Compliant Transfer.

If a Transfer has been proposed or attempted but the requirements of this Article 9 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall ensure that the Company (a) continues to treat the transferor as the sole owner of the Units purportedly transferred, (b) makes no distributions to the purported transferee and (c) does not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 10 — LIMITATION OF LIABILITY AND INDEMNIFICATION

10.1 LIMITATION OF LIABILITY.

To the fullest extent permitted by applicable law, none of the Company’s Officers, Directors or employees (each, an “Indemnified Person”) will be liable to the Company or to any Member for any act or omission performed or omitted by any such Indemnified Person (including any acts or omissions of or by another Indemnified Person), in the absence of willful misfeasance, gross negligence, bad faith, fraud, material violation of any U.S. federal or state securities law, knowing violation of any other applicable law, material breach of this Agreement or the Investment Advisory Agreement or reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position or intentional or criminal wrongdoing on its part (“Disabling Conduct”).

10.2 INDEMNIFICATION.

10.2.1 Indemnification of Indemnified Persons.

To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnified Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Company, including the operations of the Company and the offering of Units, except for losses incurred by an Indemnified Person arising (a) solely from the Indemnified Person’s own Disabling Conduct or (b) from a dispute solely among any of the Indemnified Persons.

10.2.2 Indemnification of the Company.

The Company may withhold and remit to a taxing authority and pay any taxes with respect to any Member (or that relate to a predecessor interest in the Company or to a Transfer of such Member’s interest in the Company) to the extent required by or necessary under applicable law, and any such taxes may be withheld from any distribution otherwise payable to such Member. If no sufficiently large distribution is imminent, the Company may require the relevant Member to promptly contribute to the Company the amount necessary to reimburse the Company for the amount of any such tax so remitted but not withheld from distribution on behalf of such Member. No such reimbursement will be considered a capital contribution for purposes of this Agreement, nor shall the amount of any such reimbursement reduce a Member’s Undrawn Commitment. Taxes withheld on amounts directly or indirectly payable to the Company generally will be treated as having been distributed to the Members receiving the income and/or distributions with respect to which any such taxes are paid or to which such taxes are otherwise properly allocable (including as a result of the status of a Member (or class of Members) or the treatment or characterization for applicable tax purposes of any entity, payment or instrument by any Member (or class of Members)) and deemed paid by such Members to the relevant taxing jurisdiction. To the fullest extent permitted by applicable law, each Member hereby agrees to indemnify and hold harmless each Indemnified Person, the Company and the other Members from and against any liability for taxes of such Member (including any liability for withholding, transfer or other taxes with respect to income attributable to or distributions or other payments to such Member) except, in the case of penalties or interest imposed with respect to such taxes, to the extent that such penalties or interest are due to the Indemnified Person’s Disabling Conduct. For purposes of this Section 10.2.2, all references to Members shall also refer to former Members and any liability in respect of taxes that are otherwise properly allocable to such Member (including as a result of the status of a Member (or class of Members) or the treatment or characterization for applicable tax purposes of any entity, payment or instrument by any Member (or class of Members)). A Member’s obligations to comply with the requirements of this Section 10.2.2 shall survive such Member’s ceasing to be a Member of the Company and/or dissolution of the Company, and, for purposes of this Section 10.2.2, the Company shall be treated as continuing in existence. All references to taxes in this Section 10.2.2 shall include penalties and interest imposed with respect to such taxes. As used in this Section 10.2.2, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

10.3 RIGHT TO ADVANCEMENT OF EXPENSES.

In addition to the right to indemnification conferred in Section 10.2, an Indemnified Person shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, such Indemnified Person delivers to the Company a written undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such Indemnified Person is not entitled to be indemnified or entitled to advancement of expenses under Section 10.2 and this Section 10.3 or otherwise; provided, further, that the Company will not advance any amounts for expenses incurred in connection with any action or proceeding commenced against an Indemnified Person by a majority-in-interest of the Members.

10.4 [RESERVED].

10.5 INDEMNIFICATION NOT EXCLUSIVE.

The provision of indemnification to or the advancement of expenses and costs to any Indemnified Person under this Article 10, or the entitlement of any Indemnified Person to indemnification or advancement of expenses and costs under this Article 10, shall not be deemed exclusive of, or invalidate, any right to which any Indemnified Person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement or otherwise, both as to action in such Indemnified Person’s capacity as an Officer, Director or employee of the Company and as to action in any other capacity.

10.6 [RESERVED].

10.7 NATURE OF RIGHTS.

The rights conferred upon Indemnified Person in this Article 10 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a Director, Officer and shall inure to the benefit of the Indemnified Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 10 that adversely affects any right of an Indemnified Person or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

10.8 INSURANCE.

The Company will use commercially reasonable efforts to maintain insurance, at its expense, to protect itself and any Director, Officer or employee of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under applicable law. The Company will use commercially reasonable efforts to ensure that any insurer will be the indemnitor of first resort for any losses or damages incurred by an Indemnified Person in connection with any matter arising out of, or in connection with, the Company, and the Company will be the indemnitor of second resort for any such losses or damages on the terms as set out herein. In the event that the Company advances any indemnification to any Indemnified Person with respect to such losses or damages, and such Indemnified Person is entitled to seek indemnification or payment from a Person other than the Company in connection with the claim for which the Company has made such advance, the Company will use commercially reasonable efforts to request that such Indemnified Person agree with the Company that the Company will be subrogated to the claim of the Indemnified Person against such other Person. It is agreed and understood that the foregoing subordination of the Company’s indemnification obligations will only reduce such obligations hereunder to the extent indemnification is actually, unconditionally and fully received by the relevant Indemnified Person from insurance. For the avoidance of doubt, an Indemnified Person will not be entitled to be fully reimbursed more than once for the same loss or damage. By way of example, to the extent an Indemnified Person has been partially reimbursed for particular damages by insurance proceeds, such Indemnified Person can also seek compensation only for unreimbursed damages from the Company.

10.9 LIMITATION BY LAW.

If any Indemnified Person or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in Section 10.1 and the indemnification provisions set forth in Section 10.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions and advancement of expenses shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

ARTICLE 11 — AMENDMENTS

11.1 AMENDMENTS.

11.1.1 By Consent.

The terms and provisions of this Agreement may be amended (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, with the consent of the Board together with the prior written consent of a majority-in-interest of the Members.

11.1.2 Without Consent.

Notwithstanding the provisions of Section 11.1.1, the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(a) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members; or

(b) to make such changes as the Board in good faith deems necessary to comply with any requirements applicable to the Company or its Affiliates under the Investment Company Act or any similar state or federal law;

provided, however, that no amendment may be made pursuant to clauses (a) or (b) above if such amendment would (1) subject any Member to any adverse consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members.

11.1.3 Service Provider Agreements.

The Company will not consent to any amendment to the Administration Agreement or the Company’s placement agent agreement, custody agreement or transfer agency and service agreement that would have an adverse consequence on any Member without the prior written consent of such Member. The Company will not replace the administrator, placement agent, custodian or transfer agent without the approval of a majority-in-interest of the Members, unless such replacement occurs across the BDCs managed or advised alongside the Company by the Investment Adviser or its Affiliates on terms that are consistent across such BDC platform. The Company will promptly notify the Members in writing of any such replacement.

ARTICLE 12 — ADMINISTRATIVE PROVISIONS

12.1 KEEPING OF ACCOUNTS AND RECORDS; CERTIFICATE OF FORMATION; ADMINISTRATOR.

12.1.1 Accounts and Records.

At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles. The Company shall also maintain: (a) an executed copy of this Agreement (and any amendments hereto); (b) the Certificate (and any amendments thereto); (c) executed copies of any powers of attorney pursuant to which any document described in clause (a) or (b) has been executed by the Company; (d) a current list of the name, address, Commitments and taxpayer identification number, if any, of each Member; (e) copies of all tax returns filed by the Company; and (f) all financial statements of the Company for each of the prior seven years. These books and records shall at all times be maintained in accordance with the Company’s record retention policy.

12.1.2 Certificate of Formation.

The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

12.1.3 Administrator.

The Company will enter into an administration and custodial services agreement (the “Administration Agreement”) with State Street Bank and Trust Company, or such other Person(s) as are selected by the Company upon written notice to the Members (the “Administrator”), to serve as administrator of and provide custodial services to the Company. The Administrator will be experienced in providing such services to investment funds similar to the Company.

12.2 INSPECTION RIGHTS.

Subject to Section 12.7.7, at any time before the Company’s winding up is completed, each Member, or a designee thereof, at its own expense and for any purpose reasonably related to its interest as a member of the Company may (a) fully examine and audit the Company’s books, records, accounts and assets, including bank account balances and (b) examine, or request that the Company furnish, such additional information as is reasonably necessary to enable the requesting Member to review the state of the investment activities of the Company; provided that the Company can obtain such additional information without unreasonable effort or expense; provided, further, that the Company may redact confidential information relating to another Member. Any such examination or audit shall be made (1) only upon reasonable prior written notice to the Company, (2) during normal business hours and (3) without undue disruption.

12.3 VALUATION.

The fair value of the Company’s assets will be determined (i) by the Investment Adviser, in its capacity as the valuation designee of the Board primarily responsible for the fair valuation of the Company’s assets pursuant to Rule 2a-5 under the Investment Company Act and (ii) in accordance with a valuation policy approved by the Board.

12.4 NOTICES.

Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by Federal Express, DHL or comparable courier service (for delivery within two (2) or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Company in New York, New York, or to such other address or email address as the Company may from time to time specify by notice to the Members.

Any written notice required to be given to a Member shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or email address as such Member shall have specified in writing to the Company; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(a)	on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(b)	on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(c)	on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

12.5 ACCOUNTING PROVISIONS.

12.5.1 Fiscal Year.

For U.S. federal income tax purposes, the Company’s year is the calendar year, unless otherwise required by the Code or other applicable law. For financial reporting purposes, the Company’s fiscal year is a calendar year ending December 31.

12.5.2 Independent Auditors.

The Company’s independent public auditors shall be PricewaterhouseCoopers LLP, or another public accounting firm of similar internationally-recognized standing, as determined by the Board of Directors, subject to the Investment Company Act.

12.6 TAX PROVISIONS.

12.6.1 Classification of the Company as Corporation for Tax Purposes.

(a)

The Company has made or will make an initial entity election to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes effective on or prior to the Initial Drawdown Date and shall maintain such classification.

(b)

The Company will use reasonable best efforts to qualify as a BDC and a RIC no later than (i) the first calendar year in which the Company anticipates it will have significant amounts of net income and (ii) prior to the making of any distributions to the Members.

(c)	Once the Company has elected RIC status, the Board will use reasonable best efforts to maintain the Company’s status as a RIC.

12.6.2 RIC Requirements.

From and after the date of the effectiveness of the Company’s election to be treated as a RIC for U.S. federal income tax purposes, the Board shall seek to cause the Company to meet any and all requirements necessary to obtain and maintain RIC qualification, including but not limited to source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

12.6.3 Tax Information.

The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon reasonable request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information (including an appropriate completed and executed Internal Revenue Service Form W-9 or W-8, as applicable) and take any further action reasonably requested by the Company, and that the Company may execute any forms or documents or obtain any information that the Company determines in good faith is reasonably necessary or advisable to execute or obtain on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company; provided, that nothing in this Agreement or any Subscription Agreement shall require any Member to consent to the Company declaring or making a consent dividend under Section 561 of the Code.

12.7 GENERAL PROVISIONS.

12.7.1 Power of Attorney.

Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Company as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate of the Company required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Commitments or Undrawn Commitments of the Members or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any tax filings of the Company, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including a Certificate of Cancellation of the Company’s Certificate); (ii) to effect any amendment to this Agreement adopted in accordance with its terms; and (iii) to file, prosecute, defend, settle or compromise litigation, other claims or arbitration on behalf of the Company. The Company will promptly deliver to a Member a copy of each instrument, certificate or agreement executed by the Company or any of its representatives pursuant to any power of attorney granted to it by such Member pursuant to this Agreement or its Subscription Agreement.

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (ii) of the immediately preceding paragraph. For the avoidance of doubt, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Company, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member, (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee, (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same, and (iv) extend to such Member’s successors, assigns and legal representatives. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Company pursuant to this power of attorney, this Agreement shall prevail. The Company may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members. The Company’s and the Investment Adviser’s (and their representatives’) right to exercise the power of attorney set out in the Subscription Agreement and this Agreement in respect of a Member shall automatically terminate upon the termination of the Investment Advisory Agreement.

12.7.2 Binding on Successors.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

12.7.3 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

12.7.4 Arbitration; Waiver of Jury Trial.

(a)

Any suit, action, proceeding, or dispute arising under or in connection with this Agreement, except for those arising under U.S. federal securities laws, will be finally settled under the then current Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such rules. The arbitration will be conducted in English in New York, New York. Judgment upon any award rendered by the arbitrator may be confirmed or enforced in any court having jurisdiction. The arbitrators shall award to the prevailing party, if any, its costs and expenses, including its attorneys’ fees. The prevailing party shall also be entitled to its attorneys’ fees and costs in any action to confirm and/or enforce any arbitration award in any judicial proceedings. All materials in the proceedings created for the purpose of the arbitration, all other documents produced by another party in the proceedings not otherwise in the public domain, and all awards in the arbitration will be deemed confidential, except to the extent disclosure may be required by law or by a party to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(b)

A party may bring court proceedings in any court having jurisdiction to seek an injunction, specific performance, or other equitable relief to enforce any right or obligation under this Agreement. The parties agree that no bond need be posted to obtain injunctive or equitable relief, but if required by law or the court, the parties consent to a bond in the lowest amount permitted by law.

(c)	Each of the parties hereto waives all right to trial by jury in any action, suit or prior proceeding arising out of or relating to this Agreement.

12.7.5 Waiver of Partition.

To the fullest extent permitted by law, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

12.7.6 Securities Law Matters.

Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

12.7.7 Confidentiality.

(a) Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (a) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any Person who is not involved with such Member’s investment in the Company and either (i) one of such Member’s employees, officers or directors, or an employee, officer or director of a Person who controls, is controlled by or is under common control with such Member, (ii) an attorney, consultant, accountant or other professional advisor engaged by such Member, or (iii) a person agreed to in writing by the Member and the Company and (b) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Units and the Company, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Company), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member.

(b) Each Member further agrees that (i) it shall ensure that any such recipient is made aware of the terms of this Section 12.7.7, (ii) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 12.7.7, unless it obtains the prior written consent of the Company or the Investment Adviser or such disclosure is permitted as described below, and (iii) it is at all times subject to such Member’s obligation to act in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation.

(c) The terms of this Section 12.7.7 shall apply indefinitely to information related to the Company unless disclosure is required by applicable law, rule or regulation (including pursuant to a subpoena or other legal process) or ordered by a court of competent jurisdiction, or such information has become publicly available other than as a result of any breach of this Agreement by such Member or any person to whom such Member has disclosed such information.

(d) [Reserved.]

(e) [Reserved.]

(f) Each Member further agrees that the Investment Adviser may, in its reasonable discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company if the Investment Adviser determines in its reasonable discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential; provided that the Company shall notify such Member in advance of any withholding of information.

(g) For purposes of this Section 12.7.7, “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Investment Adviser by, a Member in respect of the Company or their Units, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its Affiliates and the Company, the Investment Adviser, the distributor or placement agent or their respective Affiliates.

(h) Each Member acknowledges and agrees that: (i) the Company and the Investment Adviser would suffer irreparable injury if such Member were to violate any provision of this Section 12.7.7 and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that such Member breaches or threatens to breach any provision of this Section 12.7.7, in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Investment Adviser shall be entitled to seek an immediate permanent injunction against such breach and other equitable relief to enforce any and all of the provisions of this Section 12.7.7 and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Investment Adviser by this Section 12.7.7 shall be in addition to any and all other remedies available to the Company and the Investment Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Units (including the tax treatment and tax structure of any Company transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the U.S. federal or state income tax treatment of (i) the offering and ownership of the Units and (ii) any transactions by the Company, and does not include information relating to the identity of the Company or its Affiliates. Nothing in this paragraph shall be deemed to require the Investment Adviser to disclose to any Member any information that the Investment Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(j) Notwithstanding the foregoing, the provisions of this Section 12.7.7 shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

12.7.8 Compliance with Laws.

The Company will use reasonable best efforts to comply with all laws, rules and regulations applicable to the Company, including, for the avoidance of doubt, all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws. The Company is subject to or has established and will maintain internal controls, policies and procedures reasonably designed to ensure compliance with all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws.

12.7.9 Fixing the Record Date.

In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60), nor less than ten (10), days prior to the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is give or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

12.7.10 Notices to Members.

The Company will notify the Members (i) as soon as reasonably practicable following any amendment to this Agreement and (ii) promptly following a change in the independent auditors of the Company (including in the notification a general description of the reasons therefore and the name of the new independent auditors). Where there has been a termination of or other change in the independent auditors of the Company, the Members shall have the right to request to meet promptly with the outgoing auditor without the Company, the Investment Adviser or any Goldman Sachs representative being present.

12.7.11 Contract Construction; Headings; Counterparts.

Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Notwithstanding the provisions of this Agreement or any Subscription Agreement, it is hereby acknowledged and agreed that, subject to applicable law (including the Investment Company Act), the Investment Adviser and/or the Company, without notice to or the approval of any Member, may, in their sole discretion, enter into a side letter or similar agreement with a Member that has the effect of establishing legal, economic or other rights or obligations under this Agreement or any Subscription Agreement (including reducing or eliminating the obligations of a Member to make capital contributions to the Company or other payments under circumstances where such reduction or elimination with respect to such Member is required by law, regulation or policy), or altering, waiving, amending or supplementing the legal, economic or other terms hereof with respect to such Member (an “Other Agreement”). This

Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or any Subscription Agreement. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

12.7.12 Special Member Provisions.

Each of the provisions set forth in Appendix III hereto is incorporated herein by reference.

ARTICLE 13 — RESTRICTIONS ON CERTAIN INVESTORS

13.1 ERISA MEMBERS.

The Company shall use reasonable best efforts to ensure that “benefit plan investors” hold less than 25% of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation).

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Second Limited Liability Company Agreement of the Company as of the day, month and year first above written.

COMPANY:

WEST BAY BDC LLC

By:
Name:
Title:

[Signature page to Second A&R LLC Agreement of West Bay BDC LLC]

IN WITNESS WHEREOF, the undersigned has executed this Second Limited Liability Company Agreement of the Company as of the day, month and year first above written.

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Units, to be admitted to the Company as a Member and to be bound by the terms of the Agreement:

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title:

[Signature page to Second A&R LLC Agreement of West Bay BDC LLC]

APPENDIX I

WEST BAY BDC LLC

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Additional Investment	As set forth in Section 6.1.2(e).

Administration Agreement	As set forth in Section 12.1.3.

Administrator	As set forth in Section 12.1.3.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Investment Adviser, but Portfolio Companies or portfolio companies of the Co-Investing GS Direct Lending Funds shall not be considered Affiliates of the Board, the Investment Adviser, any Officer, any member of the Board or any member or manager of the Investment Adviser. “Affiliated” shall have the corresponding meaning.

Affiliated Person	As defined in Section 2(a)(3) of the Investment Company Act.

Agreement	As set forth in the introductory paragraph to this Agreement.

Assets	As set forth in Section 4.2.1.

Assigned Rights	As set forth in Section 4.2.1.

Audit Committee	As set forth in Section 3.5.2(a).

BDC	A business development company as defined in Section 2(a)(48) of the Investment Company Act.

Board	As set forth in Section 3.5.1(a).

Business Day	A “business day” as defined in Rule 14d-1 of the Exchange Act.

Cause	Either (i) a final judicial determination by a court of competent jurisdiction that a Director has committed any action relating to the performance of his or her duties as a director of the Company that constitutes gross negligence, fraud or willful misconduct, or (ii) that a Director has been indicted or convicted in a court of competent jurisdiction of a felony for (A) a crime involving fraud, moral turpitude or violence; or (B) an intentional or material violation of applicable securities or regulatory laws.

Certificate	As set forth in Section 2.1.1.

Chair of the Board	As set forth in Section 3.5.1(a).

Chief Executive Officer(s)	As set forth in Section 3.5.1(b).

Closing Date	The first date on which the Company accepts Subscription Agreements relating to the purchase of Units from Persons other than the Initial Member.

Co-Investing GS Direct Lending Funds	Goldman Sachs Private Credit Corp. and any other BDCs, funds and accounts managed or advised by the Investment Adviser or its Affiliates that co-invest alongside the Company.

Code	The U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Commitment	As set forth in Section 3.4.1.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in Section 5.1.

Company Value	As set forth in Section 4.5.1.

Compliance Committee	As set forth in Section 3.5.2(a).

Contract Review Committee	As set forth in Section 3.5.2(a).

Covered BDC	A BDC managed or advised by the Investment Adviser or any of its Affiliates in which the total commitment of any investor therein (together with the commitments of its Affiliates and related persons, including persons managed by a common adviser, but excluding any commitments made by Goldman Sachs) to such BDC is equal to or less than the total amount of the Members’ Commitments (excluding any Commitments made by Goldman Sachs).

Credit Support	As set forth in Section 4.2.1.

Defaulting Member	As set forth in Section 6.2.1.

Delaware Act	As set forth in Section 2.1.1.

Director	As set forth in Section 3.5.1(a).

Disabling Conduct	As set forth in Section 10.1.

Drawdown Date	As set forth in Section 3.4.3.

Drawdown Purchase Price	As set forth in Section 3.4.3.

Drawdown Unit Amount	As set forth in Section 3.4.3.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

ERISA Member	Any Member that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA and subject to Part 4 of Title I of ERISA, (ii) a “plan,” as defined in Section 4975(c)(1) of the Code, to which the provisions of Section 4975 of the Code are applicable, or (iii) any other entity or account, any of the assets of which constitute “plan assets,” within the meaning of ERISA, of a plan described in (i) or (ii) above.

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Expanded Affiliate	With respect to the Member to which it refers, any Affiliate of such Member and such other related persons as are set forth as an Expanded Affiliate in such Member’s Subscription Agreement.

Equityholders	As set forth in Appendix III.

Financing	As set forth in Section 4.2.1.

Follow-on Investments	As set forth in Section 6.1.2(e).

Form 10	The registration statement on Form 10 filed by the Company with the SEC relating to the Units, as amended from time to time.

GICS Industry Classification or GICS Sector Classification	The industry or sector classifications set forth in Schedule C hereto, which shall be updated by the Investment Adviser if GICS publishes revised sector or industry classifications.

Goldman Sachs	GS Group Inc., together with GSAM, Goldman Sachs & Co. LLC, including its predecessors, Goldman Sachs International and their respective subsidiaries and Affiliates.

Governance and Nominating Committee	As set forth in Section 3.5.2(a).

GS Direct Lending Funds	Goldman Sachs Private Credit Corp. and any other BDCs, funds and accounts managed or advised by the Private Credit Business of Goldman Sachs Asset Management.

GS Group Inc.	The Goldman Sachs Group, Inc.

GSAM	Goldman Sachs Asset Management, L.P.

Indemnified Person	As set forth in Section 10.1.

Independent Director	As set forth in Section 3.5.1(g).

Initial Drawdown Date	The first date on which investors (other than the Initial Member) are required to contribute capital for the purchase of Units, which is also the first date on which the Company will issue Units other than to the Initial Member.

Initial Member	GSAM Holdings LLC, an Affiliate of the Investment Adviser.

Initial Member Contribution Date	As set forth in Section 3.3.

Investment	As set forth in Section 4.1.

Investment Adviser	Goldman Sachs Asset Management, L.P., a Delaware limited partnership, or any successor thereto.

Investment Advisory Agreement	As set forth in Section 5.2.

Investment Company Act	The U.S. Investment Company Act of 1940, as amended.

Investment Period	As set forth in Section 6.1.2.

Investment Ramp-Up Period	The period (i) beginning on the commencement of the operations of the Company (i.e., the date the Company makes its initial Investment that is not a Short-Term Investment or makes a binding commitment to make such Investment) and (ii) ending on the two-year anniversary thereof.

Investments	As set forth in Section 4.1.

Lender	Any lender to, provider of or participant in any Financing and any of its agents, trustees and successors.

Lender Powers	The powers of the Company, collectively, (a) to authorize any Lender, as agent and on behalf of the Company, or in such other capacity as the Company may specify, (i) to exercise from time to time Assigned Rights, (ii) to issue drawdown notices and to require all or any portion of an Undrawn Commitment to be contributed to the Company for purposes of paying such funds to such Lender, including by payment to an account or accounts pledged to such Lender, (iii) to exercise any right or remedy of the Company under this Agreement in respect of any Asset or Assigned Rights or in respect of any drawdown notice, called contributions or Undrawn Commitment, and (iv) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) to take any other action the Company reasonably determines to be necessary for the purpose of providing Credit Support; provided that, in each case, any exercise of such Lender Powers shall be made in accordance with this Agreement.

Management Fee	As set forth in the Investment Advisory Agreement.

Member	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Units.

Member Investment	As set forth in Appendix III.

NAV	The net asset value of the Company.

Officers	As set forth in Section 3.5.3(b).

Ordinary Operating Expenses	The operating expenses of the Company, excluding (i) initial offering costs and Organizational Expenses, (ii) interest, fees and other expenses payable on Financings, (iii) taxes, (iv) the Management Fee, (v) brokers’ commissions, and (vi) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the Company’s business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business.

Organizational Expenses	Expenses incurred in respect of legal, tax or accounting services pertaining to the organization and formation of the Company, the drafting of this Agreement, any administration, custody and transfer agent agreements and audit fees relating to the initial registration statement and auditing the initial seed capital statement of assets and liabilities.

Other Agreement	As set forth in Section 12.7.11.

Overfunding	As set forth in Section 4.2.1.

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

PIK Loan	A loan with payment-in-kind features for which the total interest payable in cash is less than 50%.

Placement Agent	As set forth in the Form 10 or the Company’s subsequently filed annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K.

Plan Assets Regulation	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Portfolio Company	Any entity in which the Company holds an Investment.

Portfolio Group	A Portfolio Company and its Affiliates.

Private Credit Investment Committee	As set forth in the Form 10 or the Company’s subsequently filed annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K.

Qatari Business Day	Any day on which banks are open for business in the State of Qatar.

QIA	Qatar Investment Authority.

Related Person	Any government entity or instrumentality of, or entity that is directly or indirectly wholly-owned by, the State of Qatar, QIA, the Amiri Diwan of the State of Qatar or any entity that is wholly-owned by any one or more of the foregoing.

Returned Capital	Any portion of distributions made by the Company to the Members which represents a return of such Members’ capital contributions to the Company, as reasonably determined by the Board.

RIC	A regulated investment company as defined under Subchapter M of the Code.

SEC	As set forth in Section 3.5.2(b).

Secretary	As set forth in Section 3.5.1(b).

Securities Act	The U.S. Securities Act of 1933, as amended.

Sensitive Information	As set forth in Appendix III.

Short-Term Investments	(i) cash or cash equivalents, (ii) interest-bearing accounts of financial institutions of recognized creditworthiness, (iii) certificates of deposit maturing within one year from the date of acquisition thereof issued by financial institutions of recognized creditworthiness, (iv) money market funds and/or (v) marketable direct obligations issued or unconditionally guaranteed by any national government, or issued by any agency thereof, maturing within one year from the date of acquisition thereof.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Units.

Subsequent Closing Date	As set forth in Section 3.4.2.

Total Commitments	As set forth in Section 4.5.1.

Transfer	As set forth in Section 9.1.1.

Transfer Expenses	As set forth in Section 9.1.7.

Undrawn Commitment	As set forth in Section 3.4.3.

Units	As set forth in the introductory paragraph of this Agreement.

APPENDIX II

Member Acknowledgements

In connection with the Financings contemplated in Section 4.2, and subject to the provisions of Section 4.2.1 (including any Member consent requirements), each Member hereby makes available as Credit Support the following acknowledgements, agreements and representations for the benefit of the Company and any Lender:

(a) such Member hereby consents to the pledge or assignment of, and grant of a security interest in, its Undrawn Commitment and related Assigned Rights and other forms of Credit Support referred to in Section 4.2.1;

(b) such Member is and will remain absolutely, irrevocably and unconditionally obligated to fund Undrawn Commitments called in accordance with drawdown notices duly given under this Agreement and to perform its other obligations under this Agreement and its Subscription Agreement, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any Person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code). Any claim of a Member against the Company or the Investment Adviser to the contrary in connection with any bankruptcy, insolvency, dissolution or winding up of the Company or otherwise shall be enforced in a separate action against the Company or the Investment Adviser, as applicable, after the payment of any amounts due from such Member which are required to satisfy amounts due to the applicable Lender in respect of such Financing;

(c) such Member shall honor drawdown notices issued by or on behalf of any Lender and, solely in respect of any subscription line facility of the Company, such Member agrees that all Lenders shall hereby be third party beneficiaries of the Subscription Agreement and this Agreement and shall have the same rights and remedies as the Company to enforce the obligations of the Member to make contributions hereunder and under the terms of the Subscription Agreement;

(d) such Member acknowledges that the proceeds of capital contributions called in accordance with this Agreement may be (i) used to repay the obligations to any Lenders and (ii) directly credited to or deposited in an account for the benefit of any Lenders, in which case funds delivered by such Member pursuant to a capital call shall not be considered a funded contribution if such funds are not delivered into such account;

(e) such Member hereby also acknowledges and agrees that Lenders will rely upon the statements made in this Agreement and its Subscription Agreement in connection with providing Financing to the Company; and the terms of any Financings or guarantees to support such Financings may, without the consent of such Member (except as expressly provided herein), be established and maintained and may be amended, restated, supplemented, replaced, restructured, refinanced or otherwise modified from time to time, including to extend the maturity thereof, and whether by the same Lender, or different Lenders; provided that no amendment, restatement or any other modification of the terms of any Financing shall alter the rights of any Member under this Agreement or their related Subscription Agreement; and

(f) as of the date of this Agreement, the representations and warranties of such Member in its Subscription Agreement are true and correct in all material respects.

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APPENDIX III

Special Member Provisions

Each of the Company and the Investment Adviser agrees to the provisions set out in this Appendix III.

1.

Indebtedness. Notwithstanding anything to the contrary in this Agreement or any Subscription Agreement, the Company and the Investment Adviser agree that no Member shall be required to execute any additional agreement, document or instrument, or provide any information, other than the Subscription Agreement and this Agreement, in connection with the incurrence of any indebtedness or guarantee by the Company and / or any of its subsidiaries, other than to confirm (i) its Commitment and / or its Undrawn Commitment and (ii) that it will contribute or pay all or any portion of its Undrawn Commitment to the holder of any such indebtedness or guarantee, including an account or accounts of the Company (or, in connection with the pledge thereof, any of their permitted assignees or designees) pledged or otherwise secured in favor of the holders of any such indebtedness or guarantee; provided that, for the avoidance of doubt, (A) in no event will any Member be required to contribute to the Company amounts that have been contributed or paid to any such holder of indebtedness or guarantee or any such account(s) and (B) such Member’s Undrawn Commitment shall be reduced by amounts so contributed or paid.

2.	Anti-Corruption Policy.

(a)

Corrupt Practices Representation and Warranty. The Company and the Investment Adviser represent and warrant to, and agree with and for the benefit of, each Member and its Expanded Affiliates that they have not obtained or induced directly or indirectly through any party and will not attempt to so obtain or induce the procurement of such Member’s investment in the Company (the “Member Investment”) or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to the Member Investment or a favorable relationship with such Member or its Expanded Affiliates through any violation of law or regulation applicable to the Company or the Investment Adviser in any jurisdiction in which they carry on business; and that they have not given or agreed to give and shall not give or agree to give to any person or party, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of the Member Investment or any contract, right, interest, privilege or other obligation or benefit related to the Member Investment.

(b)

Cooperation. In the event of any inquiry, dispute or controversy relating to a suspected or alleged breach of Paragraph 2(a) above, the Company and the Investment Adviser shall, upon request of a Member, acting reasonably, cooperate fully with such Member in its efforts to gather information and assess all relevant facts and respond as such Member reasonably determines is appropriate, including, but not limited to, disclosing all relevant documents and financial information; making officers, directors, employees or other requested personnel available for interviews during the Company’s or the Investment Adviser’s normal business hours; and allowing reasonable access to review the Company’s and the Investment Adviser’s books and records during normal business hours. The foregoing obligations of the Company and the Investment Adviser shall apply only (i) with respect to information and facts related to the Member Investment and not the Company’s or the Investment Adviser’s underlying portfolio positions, strategy or other investors and (ii) to the extent not prohibited by any applicable law or regulation. Such obligations shall continue after the expiration or termination

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of this Agreement. For the avoidance of doubt and without prejudice to a Member’s right to seek a court order to compel disclosure, the Company and the Investment Adviser shall be entitled to redact any information provided pursuant to the foregoing obligations to the extent necessary or appropriate to comply with any confidentiality and / or fiduciary obligations with unaffiliated third parties.

3. Sensitive Information.

(a)

Notwithstanding any provision in this Agreement or the Subscription Agreement to the contrary (including any “further advice and assurances” provisions, whether imposing obligations that arise currently or in the future, and any provisions requiring a Member to provide additional information to determine its eligibility to invest in the Company), except (x) as demanded or required by applicable law or regulation, including anti-money laundering regulations and laws or regulations that give rise to tax reporting obligations legally enforceable in respect of the Company, the Investment Adviser or their Affiliates or (y) if demanded or required by any regulatory authority, the Company and the Investment Adviser agree that (i) a Member and its Expanded Affiliates shall not be required to provide any additional information about themselves or their beneficial owners other than publicly available information to the Company, the Investment Adviser or their Affiliates, agents, advisors or third party service providers, and (ii) a Member, its Expanded Affiliates and any beneficial owners of the foregoing shall not be required to execute any guarantees, certifications or other documentation, in the case of each of (i) and (ii), in connection with such Member’s investment in the Company, other than the Subscription Agreement.

(b)

Notwithstanding any provision in this Agreement, the Subscription Agreement or Paragraph 3(a) above, the Company and the Investment Adviser agree that a Member and its Expanded Affiliates shall not be required to provide any financial or strategic information about or relating to such Member or any of its Expanded Affiliates or biographical or other personal information about or relating to any officer, director or employee of such Member or any of its Expanded Affiliates (such information, “Sensitive Information”), and shall be entitled to withhold, edit, redact and/or otherwise limit disclosure of any other non-public information on the grounds of national security and/or financial or economic sensitivity; provided that this Paragraph 3(b) shall not apply to restrict the provision of the names, certified passports and proof of residence of relevant officers as required for the purposes of satisfying applicable “know your customer” laws as applied to such Member in accordance with the terms of this Agreement and the Subscription Agreement absent this Paragraph 3(b). If a Member is unable to provide Sensitive Information as a result of this Paragraph 3(b), (i) such Member shall first have the right to transfer its entire interest in the Company (subject to the restrictions on transfer set forth in Paragraph 7(a)(i)-(v) below) to a third party with the consent of the Company, such consent not to be unreasonably withheld, and (ii) otherwise, the Company may require such Member to withdraw from the Company pursuant to Section 9.1.5.

(c)

Without prejudice to the foregoing, in the event any Sensitive Information is (i) demanded or required by applicable law or regulation, including anti-money laundering regulations and laws or regulations that give rise to tax reporting obligations legally enforceable in respect of the Company, the Investment Adviser or their Affiliates or a Lender, or (ii) demanded or required by any regulatory authority, each Member shall in good faith use its reasonable efforts to cooperate, upon request from the Company or the Investment Adviser, to provide such information as the Company and / or the Investment Adviser may reasonably request (which information may be provided directly to the relevant regulatory authority rather than through the Company or the Investment Adviser).

III-2

4.

Confidentiality of Member Information. Notwithstanding anything to the contrary in this Agreement or the Subscription Agreement, the Company and the Investment Adviser shall not, and shall procure that their respective Affiliates that directly or indirectly receive any information from the Company or the Investment Adviser regarding the identity of a Member or its Expanded Affiliates as investors in the Company or other information provided by a Member to the Company or the Investment Adviser shall not, disclose any information provided by such Member to the Company or the Investment Adviser without such Member’s prior written consent (which may be withheld for any or no reason); provided that the Company will be entitled to disclose information the Company or the Investment Adviser reasonably believes is required: (a) on a confidential and need-to-know basis to its directors, officers and employees involved in the “know-your-customer” process and administrators of the Company and the Investment Adviser; (b) on a confidential and need-to-know basis to any professional advisors of the Company or the Investment Adviser or any counterparty or prospective counterparty (including any Lender or Portfolio Company), which requests such information for purposes of complying with its “know your customer” procedures or withholding requirements; and (c) by law, regulation or legal process or pursuant to the request of any regulatory body, self-regulatory body, securities exchange or tax authority, and the Company and the Investment Adviser shall be responsible for the disclosure of any information by any person described in clause (a) above in violation of this Paragraph 4 (as if this Paragraph 4 applied directly to such person). For the avoidance of doubt, nothing in this Paragraph 4 shall require a Member to provide the Company, the Investment Adviser or any of their Affiliates with any non-public or financial information of such Member or any Expanded Affiliates thereof. By way of clarification, the identification of a Member or its Expanded Affiliates in this Agreement or in other documents filed on behalf of the Company with the SEC or other governmental organization pursuant to applicable law shall not be a violation of this Paragraph 4.

5.	Confidentiality of Company Information.

(a)

A Member will not be deemed to violate its Subscription Agreement or this Agreement if it discloses information relating to the Company (i) to any of its officers, directors, employees or Expanded Affiliates who need to know such information in order to fulfil their responsibilities in connection with such Member’s investment in the Company, (ii) to any Qatari government entities or the Amiri Diwan of the State of Qatar, the State Audit Bureau or other governing bodies having competent jurisdiction over such Member, (iii) to QIA or any of its employees, officers, directors, advisors or attorneys who need to know such information in order to fulfil their responsibilities in connection with the operation of such Member or QIA with respect to such Member’s investment in the Company, (iv) to any other governmental body having competent jurisdiction over such Member or QIA or (v) as required by law, regulation or legal process or pursuant to the request of any regulatory body, self-regulatory body, securities exchange or tax authority (including, without limitation, in the course of enforcing such Member’s rights under the its Subscription Agreement or this Agreement); provided that, with respect to disclosures pursuant to sub-clause (i) and (iii) above, such Member informs such Persons of the confidential nature of the information and such Persons agree to treat the information as confidential or such Persons are otherwise required to treat such information as confidential pursuant to applicable law or the contract of employment, appointment, engagement or similar. A Member shall not be obliged to (A) seek legal advice prior to disclosure of any information relating to the Company to any of the persons or entities listed in this Paragraph 5(a) or (B) provide any notice of any disclosure to any governmental body in Qatar.

III-3

(b)

Notwithstanding any provision of the Subscription Agreement or this Agreement to the contrary, a Member will not be required to take any legal action in connection with any cooperation with the Company, the Investment Adviser or their Affiliates, including defending in any court any request for disclosure where such Member has determined in good faith, after consultation with internal or independent legal counsel, that it is more likely than not that the disclosure of such information is required by applicable law.

6.

Power of Attorney. The Company and the Investment Adviser shall not (and shall procure that their representatives do not), without the prior written consent of a Member, use the power of attorney granted to it by such Member pursuant to this Agreement or its Subscription Agreement to (i) make any representations or warranties on behalf of such Member (other than representations or warranties made by such Member in its Subscription Agreement or in any documentation provided in connection therewith); or (ii) (w) increase such Member’s liability (including its financial or other obligations, and either in respect of any matter or generally) beyond the liability of such Member expressly set forth in this Agreement (whether for such particular matter, or generally as the case may be), (x) decrease such Member’s interest in the Company, (y) change the Commitment of such Member, or (z) change the method of distributions or allocations made under this Agreement to such Member.

7.	Transfer of Interest.

(a)

Notwithstanding anything to the contrary in the Subscription Agreement or this Agreement, a Member shall have the right to Transfer all or a portion of its interest and/or Units to one or more Related Persons, and such Related Persons shall be admitted as substituted Member in respect of the interest and/or Units Transferred; provided, in each case, that:

(i)	such Transfer is subject to all of the provisions applicable to a Transfer as described in Article 9, other than to the extent modified by or otherwise inconsistent with this Paragraph 7;

(ii)

the transferee gives the same representations, warranties and undertakings as such Member has given in its Subscription Agreement and agrees to assume such Member’s obligations under this Agreement and its Subscription Agreement;

(iii)	the Transfer would not result in any of the circumstances described in Section 9.1.4(a)-(d);

(iv)	concurrently with any such Transfer, such Member shall have paid its pro rata share of any amounts due in respect of any Financing as a result of such Transfer; and

(v)	the Transfer to the applicable Related Person complies with Goldman Sachs “know your customer” and anti-money laundering policies and procedures at such time.

(b)

No legal opinion, transfer notice or other information, documents, representations or certifications (other than those described in Paragraph 7(a) above) shall be required in connection with a Transfer pursuant to this Paragraph 7. In addition, notwithstanding Section 9.1.7, no Member or any of its Expanded Affiliates shall be charged any fees or expenses (including, without limitation, attorney’s fees) incurred by the Company or the Investment Adviser in connection with any such Transfer or admission of a Related Person as a substituted Member.

(c)

Where a Transfer by a Member satisfies all relevant requirements under this Paragraph 7, the Company shall record such transfer on the books of the Company as of the end of the then-current quarter. In the event the Company does not comply with the foregoing sentence, the final sentence of Section 9.2.2 shall not apply in respect of such Member.

III-4

(d)

Article 9 shall not be interpreted to restrict any transfer of or require any notification of the transfer of any direct or indirect beneficial ownership interests in a Member so long as (i) one or more Related Persons hold 100% of the ultimate beneficial ownership interests of such Member, and (ii) such transfer will not have any material adverse effect on the Company or the Investment Adviser.

8.

Placement Fees. Notwithstanding any provision of this Agreement, the Company and the Investment Adviser shall not cause any Member, directly or indirectly, pursuant to any arrangement or agreement entered into by the Company, the Investment Adviser or any of its Affiliates, to owe any fees (including, but not limited to, subscription fees) or other compensation to any third-party placement agent, marketer, adviser or otherwise in connection with the Members’ subscriptions for their interests in the Company. Each of the Company and the Investment Adviser hereby represents and warrants that no placement, finders’, arrangers’ or similar fees were paid or promised to any third-party placement agent in connection with any Member’s subscription for its interest in the Company. For the avoidance of doubt, payment by Goldman Sachs of regular and customary compensation and benefits to the Investment Adviser’s or its Affiliates’ employees in the ordinary course of business and consistent with past practice shall not violate either this Paragraph 8 or Paragraph 2(a) above.

9.

KYC. As at the date of this Agreement, each Member has satisfied all relevant “know your customer” and anti-money laundering obligations and requirements for its admission as a Member. Any request for additional information or documentation in respect of a Member made by the Company or the Investment Adviser in respect of such obligations and requirements at any time subsequent to the date of this Agreement shall be consistent with Goldman Sachs “know your customer” and anti-money laundering policies and procedures and in compliance with applicable law at such time, as applied consistently across Middle Eastern sovereign wealth fund clients of Goldman Sachs by the Company and the Investment Adviser, acting reasonably.

10.	Most Favored Nations. If, after the date hereof, the Investment Adviser or any of its Affiliates:

(a)

Establishes a new Covered BDC (or amends the terms of an existing Covered BDC) that has fewer than ten (10) initial equityholders, excluding holders of preferred equity (“Equityholders”), which Covered BDC grants to any of its Equityholders terms that are more favorable than those to which any Member (other than Goldman Sachs) is subject in respect of its investment in the Company (taken as a whole), or

(b)

Establishes a new BDC (or amends the terms of an existing BDC) managed or advised by the Investment Adviser or any of its Affiliates that has ten (10) or more initial Equityholders, which BDC grants to any of its Equityholders terms with respect to (i) the management fee and any incentive fee (taken together and not individually); (ii) the ability to appoint board members or observers; or (iii) information rights that, in each case, are more favorable than those to which any Member (other than Goldman Sachs) is subject in respect of its investment in the Company (taken as a whole), the Company shall promptly notify the Members in writing, and upon the written election of a majority-in-interest of the Members made within thirty (30) days of the provision of such notice (or such longer period of time as may be agreed by the Investment Adviser), the Members will receive the benefit of any such terms; provided that (a) the Members will not be entitled to (and for the avoidance of doubt, shall not be notified of) any arrangement or agreement or Equityholder terms regarding a particular factual, tax, regulatory or legal situation of a BDC or Equityholders therein that is not applicable to any of the Members and (b) in the event that any rights that a majority-in-interest of the Members elect are subject to any restrictions, limitations, condition or obligations set forth in the applicable arrangement, or have been provided as a package arrangement, then the grant of such rights to the Members shall be contingent on a majority-in-interest of the Members’ agreement to be bound by any such restrictions, limitations, condition or obligations, or other terms that are part of such package arrangement.

Notwithstanding the foregoing, in the event that the Members elect any right pursuant to the paragraphs above that is required to be approved by the Board, the Investment Adviser shall undertake to recommend such election to the Board. The Members acknowledge and agree that any such election is subject to the approval of the Board in its sole discretion.

11.

Miscellaneous. The provisions of this Annex III are binding on and enforceable against the Company and the Investment Adviser notwithstanding any contrary provisions in this Agreement, the Investment Advisory Agreement, any Subscription Agreement or the Form 10 of the Company. In the event of a conflict between any provisions of this Annex III, on the one hand, and any other terms of this Agreement, the Investment Advisory Agreement, any Subscription Agreement or the Form 10 of the Company, on the other hand, the provisions of this Annex III shall control.

III-5

SCHEDULE A

Schedule of Directors

Name

Carlos E. Evans

Tracy Grooms

Karole Dill Barkley

Katherine (“Kaysie”) Uniacke

A-1

SCHEDULE B

Schedule of Officers

Name	Position
Alex Chi	Co-Chief Executive Officer and Co-President

David Miller	Co-Chief Executive Officer and Co-President

Stanley Matuszewski	Chief Financial Officer and Treasurer

Mai Elsamahy	Principal Accounting Officer

Julien Yoo	Chief Compliance Officer

Caroline L. Kraus	Secretary and Chief Legal Officer

Tucker Greene	Chief Operating Officer

Justin Betzen	Vice President

Greg Watts	Vice President

Jennifer Yang	Vice President

Curtis Tate	Assistant Secretary

Kirsten Frivold Imohiosen	Assistant Treasurer

Zev Indich	Assistant Treasurer

Carol Liu	Assistant Treasurer

B-1

SCHEDULE C

Sector Classification	Industry Code	Industry Classification

Energy	101010	Energy Equipment & Services
	101020	Oil, Gas & Consumable Fuels

Materials	151010	Chemicals
	151020	Construction Materials
	151030	Containers & Packaging
	151040	Metals & Mining
	151050	Paper & Forest Products

Industrials	201010	Aerospace & Defense
	201020	Building Products
	201030	Construction & Engineering
	201040	Electrical Equipment
	201050	Industrial Conglomerates
	201060	Machinery
	201070	Trading Companies & Distributors
	202010	Commercial Services & Supplies
	202020	Professional Services
	203010	Air Freight & Logistics
	203020	Airlines
	203030	Marine
	203040	Road & Rail
	203050	Transportation Infrastructure

Consumer Discretionary	251010	Auto Components
	251020	Automobiles
	252010	Household Durables
	252020	Leisure Products
	252030	Textiles, Apparel & Luxury Goods
	253010	Hotels, Restaurants & Leisure
	253020	Diversified Consumer Services
	255010	Distributors
	255020	Internet & Direct Marketing Retail
	255030	Multiline Retail
	255040	Specialty Retail

Consumer Staples	301010	Food & Staples Retailing
	302010	Beverages
	302020	Food Products
	302030	Tobacco
	303010	Household Products
	303020	Personal Products

C-1

Sector Classification	Industry Code	Industry Classification

Health Care	351010	Health Care Equipment & Supplies
	351020	Health Care Providers & Services
	351030	Health Care Technology
	352010	Biotechnology
	352020	Pharmaceuticals
	352030	Life Sciences Tools & Services

Financials	401010	Banks
	401020	Thrifts & Mortgage Finance
	402010	Diversified Financial Services
	402020	Consumer Finance
	402030	Capital Markets
	402040	Mortgage Real Estate Investment Trusts (REITs)
	403010	Insurance

Information Technology	451020	IT Services
	451030	Software
	452010	Communications Equipment
	452020	Technology Hardware, Storage & Peripherals
	452030	Electronic Equipment, Instruments & Components
	453010	Semiconductors & Semiconductor Equipment

Communications Services	501010	Diversified Telecommunication Services
	501020	Wireless Telecommunication Services
	502010	Media
	502020	Entertainment
	502030	Interactive Media & Services

Utilities	551010	Electric Utilities
	551020	Gas Utilities
	551030	Multi-Utilities
	551040	Water Utilities
	551050	Independent Power and Renewable Electricity Producers

Real Estate	601010	Equity Real Estate Investment Trusts (REITs)
	601020	Real Estate Management & Development

C-2